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                                                                    EXHIBIT 99.1

For Immediate Release

             CADENCE ELECTS SEAN M. MALONEY TO ITS BOARD OF DIRECTORS

SAN JOSE, CALIF., JULY 17, 2002:

Cadence Design Systems, Inc. (NYSE: CDN), the world's leading supplier of electronic design products and services, today announced that Sean M. Maloney, executive vice president of Intel Corporation (NasdaqNM: INTC) and general manager of the Intel Communications Group, has been elected to the Cadence Board of Directors.

"We are very pleased to have Sean Maloney join the Cadence Board of Directors," said Ray Bingham, president and CEO of Cadence. "Sean has broad operating experience in both computers and communications. As communications continue to drive chip complexity and performance, Sean's insights will be invaluable."

"I am extremely happy to be a part of Cadence, a company that continues to demonstrate technology leadership in high-end IC implementation," said Maloney. Maloney, an Intel employee since 1982, has held a number of technical, managerial and executive posts in Europe, Asia and the United States. He is also a member of the Board of the US/China Business Council.

ABOUT CADENCE

Cadence is the largest supplier of electronic design technologies, methodology services, and design services. Cadence solutions are used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. IEEE, the world's largest technical professional society, honored Cadence with its 2002 Corporate Innovation Recognition award. With approximately 5,600 employees and 2001 revenues of approximately $1.4 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services is available at www.cadence.com.

For more information, please contact:
Judy Erkanat
Cadence Design Systems, Inc.
408-894-2302
jerkanat@cadence.com

Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.